Exhibit 10.1

May 8, 2019

Gary Rahlfs

Dear Gary:

I am pleased to offer you the position of Senior Vice President – Finance & Strategy (Grade 99) for Dean Foods Company. This position will report to Jody Macedonio, Executive Vice President – Chief Financial Officer, and will be based out of our Corporate Headquarters in Dallas, Texas. We look forward to having you join our team on May 28, 2019.

Here are the specifics of your assignment:

Base Salary

You will be paid $14,583.33 on a semi-monthly basis, less payroll taxes and applicable withholdings. Your salary will be reviewed annually (next in March 2020).

Annual Incentive Opportunity

As a Grade 99 executive, you will be eligible to earn an annual incentive as a participant in the Dean Foods Corporate Short-Term Incentive (STI) Plan with a 2019 target amount equal to 50% of your annualized base salary, subject to the achievement of certain financial targets as well as your performance against certain individual objectives. For the 2019 plan year, your STI payment will not be prorated and will be guaranteed at target ($175,000). The STI payment will be calculated with your annual base salary as of 12/31.

Annual Long-Term Incentive Compensation

You will be eligible for consideration for future Long-Term Incentive (LTI) grants under the Dean Foods Long Term Incentive Program. The exact amount and nature of any future long-term incentive awards will be determined by the Dean Foods Compensation Committee.

One-Time New Hire Long-Term Incentive Award

You will be eligible for a one-time prorated new hire grant under the Dean Foods Long-Term Incentive Program. The target value of your one-time grant will be $166,667.00, and will be delivered 100% in Restricted Stock Units (RSUs). We anticipate this grant will be effective on or around 6/1/2019; however, pursuant to our Long-Term Incentive Plan Guidelines, the stock price used for purposes of converting your award to shares (or target shares) will be the closing price on the date that the Compensation Committee approved the award (5/8/2019). You will receive additional details regarding your grant within 90 days of your hire date.

Paid Time Off (PTO)

You will be granted twenty (20) days of PTO per year. For 2019, your PTO will be prorated based on your actual start date. Unused PTO is not carried forward from year to year unless required by state law.

Benefits Plan

You will soon be receiving an overview of the health and welfare benefits program. Your eligibility begins on the first day of the month following 60 calendar days of employment; please note that you must complete the health and welfare benefits enrollment process within 45 days of your hire date. Once hired, if you have questions regarding the health and welfare benefits programs or eligibility, please call the Dean Foods Benefits Service Center at 877-224-4909 or go online to www.deanfoods.mercerhrs.com.

Your eligibility for 401(k) benefits will begin on the first day of the month following 60 calendar days of employment.  You will receive information regarding these benefits approximately two weeks prior to your eligibility. For questions regarding 401(k) programs or eligibility, please call Fidelity Investments at 800-835-5095.

COBRA Support

Should you elect COBRA (health insurance) coverage from your previous employer, Dean Foods will reimburse you, grossed up for taxes, for your COBRA premiums (less your comparable Dean Foods contribution) until you become eligible for Dean Foods benefits (first of the month following 60 days of employment).

Supplemental Executive Retirement Plan

You will be covered by the Dean Foods Supplemental Executive Retirement Plan (SERP) under the plan rules. The SERP is a non-qualified retirement plan that provides an annual Company contribution (currently 4% of eligible excess compensation) to executives whose eligible compensation exceeds the annual IRS-mandated limit for qualified retirement plans. Company contributions are made in June/July for the prior year period. You will receive additional information upon receiving your first plan contribution.

Executive Physical

You will be eligible for a Company-paid Executive Physical every calendar year with the Cooper Institute in Dallas, Texas. To schedule your physical, call 972.560.3227 and reference Dean Foods.

Insider Trading

As a Senior Vice President, you will have access to sensitive business and financial information. Accordingly, from time to time and in accordance with the company's Insider Trading Policy, you will be prohibited from trading Dean Foods’ securities (or, in some circumstances, the securities of companies doing business with Dean Foods).

Change-In-Control Provisions

You will be provided a Change in Control agreement comparable to that currently provided to other Dean Foods Senior Vice Presidents.

New Hire Process

This offer of employment is contingent upon your submission to and successful completion of a background check and drug screen. By signing this offer letter, you represent that there is no agreement or promise in place between you and any other company (for example, a non-competition agreement) that would prohibit you from working for Dean Foods. You are also required to comply with the Dean Foods Code of Ethics as a condition of employment, and you understand and agree that you are not to use or disclose the confidential or proprietary information of any prior employer while performing your job with Dean Foods.  You also agree that to the extent you have any prohibitions on solicitation of customers or employees from your prior employer, you agree that you will honor those provisions for the allotted time in any relevant agreements.

Conclusion

Gary, I am very excited about the opportunities at Dean Foods and very excited to have you be a part of our team. I am confident that with your experience, skills, vision and standards, you will make significant contributions to our company in the years to come.

Best regards,

/s/ Jose Motta
Jose Motta
SVP, Human Resources
Dean Foods

Agreed and accepted:

/s/ Gary Rahlfs
Gary Rahlfs

March 8, 2019
Date

cc.   David Bruns

Jody Macedonio

Jose Motta

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